SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2006

First Federal Bancshares, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-30753	37-1397683
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

109 East Depot Street, Colchester, Illinois 62326

(Address of Principal Executive Offices) (Zip Code)

(309) 776-3225

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Agreement and Plan of Reorganization

On November 3, 2006, First Federal Bancshares, Inc. (“FFBI”), the parent company of First Federal Bank, and Heartland Bancorp, Inc. (“Heartland Bancorp”), the parent company of Heartland Bank and Trust Company, entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) pursuant to which FFBI will merge with a subsidiary of Heartland Bancorp. First Federal Bank will continue to operate as a subsidiary of Heartland Bancorp following the merger.

Under the terms of the Merger Agreement, stockholders of FFBI will receive $23.00 in cash for each share of FFBI common stock they own. Outstanding stock options will be cancelled in exchange for a payment of $23.00 less the option exercise price. The total value of the transaction is approximately $30.3 million.

The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval by the shareholders of FFBI. The transaction is currently expected to be completed in the first quarter of 2007.

All of the directors and certain of the executive officers of FFBI have agreed to vote their shares in favor of the approval of the Merger Agreement at the shareholders meeting to be held for the purpose of voting on the proposed transaction. In the event the merger is not consummated under certain circumstances, FFBI has agreed to pay Heartland Bancorp a termination fee of $1,500,000.

The Merger Agreement also contains usual and customary representations and warranties that Heartland Bancorp and FFBI made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Heartland Bancorp and FFBI, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used for the purpose of allocating risk between Heartland Bancorp and FFBI rather than establishing matters as facts.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference in its entirety.

A press release announcing the transaction was issued on November 6, 2006, a copy of which is filed as Exhibit 99.1 to this Form 8-K and which is incorporated herein by reference in its entirety.

Employment Agreements and Change in Control Agreements

On November 3, 2006, and in connection with the execution of the Merger Agreement, James J. Stebor, President and Chief Executive Officer of FFBI and First Federal Bank, and Mark A. Tyrpin, Senior Vice President of First Federal Bank, each entered into an employment agreement with First Federal Bank, to be effective only upon consummation of the merger (the “New Employment Agreements”), under which Mr. Stebor and Mr. Tyrpin will be employed as executive officers of First Federal Bank after the merger and Mr. Stebor’s current employment agreements with FFBI and First Federal Bank and Mr. Tyrpin’s Change in Control Agreement with First Federal Bank will be terminated in exchange for a lump sum cash payment. The lump sum cash payments to be made to Mr. Stebor and Mr. Tyrpin at the closing of the merger are $540,000 and $272,000, respectively. The New Employment Agreements have one-year terms. In addition, each New Employment Agreement contains provisions entitling each officer to be eligible for a performance bonus, vacation and a stock purchase opportunity, under which the officer will have the opportunity to purchase varying amounts of Class A non-voting common stock of Heartland Bancorp during the 60 day period immediately following the close of the merger. The New Employment Agreements also include a non-competition and a non-solicitation provision for a period of one-year following the officer’s termination of employment. Each New Employment Agreement provides for a payment equal to one-year’s base salary following a change in control and subsequent termination of employment.

Item 1.02 Termination of a Material Definitive Agreement

See the information under “Employment Agreements and Change in Control Agreement” under Item 1.01 of this report regarding the termination of the employment agreements between James J. Stebor, FFBI and First Federal Bank and the Change in Control Agreement between Mark A. Tyrpin and First Federal Bank. The termination of those agreements pursuant to the New Employment Agreements is conditioned upon and will be effective upon the closing of the merger as described above.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 2.1	–	Agreement and Plan of Reorganization, dated November 3, 2006, by and between Heartland Bancorp, Inc., Heartland Acquisition Corporation and First Federal Bancshares, Inc. Certain exhibits and schedules have been omitted from the Agreement as filed with the SEC. The omitted information is considered immaterial from an investor’s perspective. The Registrant will furnish to the SEC supplementally a copy of any omitted exhibit or schedule upon request from the SEC.

Exhibit 10.1	–	Employment Agreement, dated November 3, 2006, by and between James J. Stebor and First Federal Bank.

Exhibit 10.2	–	Employment Agreement, dated November 3, 2006, by and between Mark A. Tyrpin and First Federal Bank.

Exhibit 99.1	–	Press Release dated November 6, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST FEDERAL BANCSHARES, INC.

Date: November 6, 2006	By:	/s/ James J. Stebor
James J. Stebor
President and Chief Executive Officer